Exhibit 99.2

FEDERAL REALTY INVESTMENT TRUST

NOTICE OF REDEMPTION

OF

7.95% SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

CUSIP NO. 313747 40 4

NOTICE IS HEREBY GIVEN that, pursuant to Section 6 of the Statement of Designation of Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), the Company has called for redemption and will redeem on June 13, 2003 (the “Redemption Date”) all 4,000,000 outstanding shares of its 7.95% Series A Cumulative Redeemable Preferred Shares (the “Preferred Shares”) for a redemption price of $25.00 per share, plus $0.23959 in accrued and unpaid dividends thereon to the Redemption Date, for an aggregate redemption price of $25.23959 per Preferred Share (the “Redemption Price”).

PAYMENT OF THE REDEMPTION PRICE WILL BE MADE UPON PRESENTATION AND SURRENDER OF CERTIFICATES REPRESENTING THE PREFERRED SHARES TO AMERICAN STOCK TRANSFER & TRUST COMPANY (THE “AGENT”) DURING THE AGENT’S USUAL BUSINESS HOURS AT ONE OF THE FOLLOWING ADDRESSES:

IF BY MAIL:	IF BY OVERNIGHT COURIER	IF BY HAND
American Stock Transfer & Trust Company 59 Maiden Lane Plaza Level New York, NY 10038	American Stock Transfer & Trust Company 59 Maiden Lane Plaza Level New York, NY 10038	American Stock Transfer & Trust Company 59 Maiden Lane Plaza Level New York, NY 10038

On the Redemption Date, dividends on the Preferred Shares shall cease to accrue, the Preferred Shares shall no longer be deemed to be outstanding, and the holders of the Preferred Shares shall not have any right as holders of the Preferred Shares other than the right to receive the Redemption Price, without interest, upon presentation, endorsement and surrender of certificates representing the Preferred Shares in accordance with this Notice of Redemption.

The method of delivery of certificates representing Preferred Shares to the Agent is at the option and risk of the holder. Holders of Preferred Shares are encouraged to deliver their certificates representing Preferred Shares to the Agent by registered mail with return receipt requested.

If certificates representing Preferred Shares have been lost, misplaced, mutilated or stolen, please promptly contact the Agent at one of the addresses above or by telephone at (877) 777-0800.

FEDERAL REALTY INVESTMENT TRUST

Date: May 14, 2003	By:	/s/ Dawn M. Becker
Dawn M. Becker Senior Vice President, General Counsel and Secretary